Exhibit 99.1

First Industrial Realty Trust, Inc. 311 South Wacker Drive Suite 3900 Chicago, IL 60606 312/344-4300 FAX: 312/922-9851

MEDIA RELEASE

FIRST INDUSTRIAL REALTY TRUST CLOSES

NEW $625 MILLION UNSECURED CREDIT FACILITY

CHICAGO, March 10, 2015 – First Industrial Realty Trust, Inc. (NYSE: FR), a leading owner, operator and developer of industrial real estate, today announced it has closed a new $625 million senior unsecured revolving credit facility. The new facility replaces the Company’s previous facility.

The new facility matures on March 11, 2019, with a one-year extension option subject to certain conditions. The agreement provides for interest-only payments initially at a rate of LIBOR plus 115 basis points based on the Company’s leverage ratio, an improvement of 35 basis points compared to the previous facility. The agreement also provides for a facility fee of 20 basis points. In the future, the rate and fees are subject to a one-time adjustment to an Investment Grade Rating pricing grid, at the Company’s election. The facility includes an accordion feature that allows First Industrial to increase the aggregate revolving borrowing capacity to $900 million, subject to certain conditions.

“We are pleased to obtain this new credit facility, which gives us a longer borrowing runway and offers us significant capacity and flexibility to support our long-term growth,” said Scott Musil, chief financial officer of First Industrial Realty Trust. “We thank our banking partners for their continuing support and capital commitments.”

Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were the Joint Lead Arrangers and Joint Book Runners, with Wells Fargo Bank, National Association as Administrative Agent, and Bank of America, N.A. as Syndication Agent, and U.S. Bank National Association, PNC Bank, National Association and Regions Bank as Co-Documentation Agents.

Other lenders include UBS AG, Stamford Branch, Fifth Third Bank, MUFG Union Bank, N.A. and Comerica Bank.

About First Industrial Realty Trust, Inc.

First Industrial Realty Trust, Inc. (NYSE: FR) is a leading owner, operator, and developer of industrial real estate with a track record of providing industry-leading customer service to multinational corporations and regional customers. Across major markets in the United States, our local market experts manage, lease, buy, (re)develop, and sell bulk and regional distribution centers, light industrial, and other industrial facility types. In total, we own, manage and have under development approximately 65.6 million square feet of industrial space as of December 31, 2014. For more information, please visit us at www.firstindustrial.com.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. We intend for such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and describe future plans, strategies and expectations of the Company. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. Factors which could have a materially adverse effect on our operations and future prospects include, but are not limited to: changes in national, international, regional and local economic conditions generally and real estate markets specifically; changes in legislation/regulation (including changes to laws governing the taxation of real estate investment trusts) and actions of regulatory authorities; our ability to qualify and maintain our status as a real estate investment trust; the availability and attractiveness of financing (including both public and private capital) to us and to our potential counterparties; the availability and attractiveness of terms of additional debt repurchases; interest rates; our credit agency ratings; our ability to comply with applicable financial covenants; competition; changes in supply and demand for industrial properties (including land) in the Company’s current and potential market areas; difficulties in identifying and consummating acquisitions and dispositions; our ability to manage the integration of properties we acquire; risks related to our investments in properties through joint ventures; environmental liabilities; delays in development or lease-up schedules; tenant creditworthiness; higher-than-expected costs; changes in asset valuations and related impairment charges; changes in general accounting principles, policies and guidelines applicable to real estate investment trusts; and those additional factors described under the “Risk Factors” and elsewhere in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in the Company’s subsequent Exchange Act reports. We caution you not to place undue reliance on forward-looking statements, which reflect our outlook only and speak only as of the date of this press release or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. For further information on these and other factors that could impact the Company and the statements contained herein, reference should be made to the Company’s filings with the Securities and Exchange Commission.

Contact:	Art Harmon

Vice President, Investor Relations and Corporate Communications

312-344-4320